Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated April 22, 2015 with respect to the consolidated financial statements as of December 31, 2014 and for the year then ended included in the Annual Report of TSS, Inc. on Form 10-K for the year ended December 31, 2015. We consent to the incorporation by reference of said report in the Registration Statements of TSS, Inc. on Forms S-8 (File No. 333-142906, File No. 333-167688, File No. 333-183436, File No. 333-184956 and File No. 333-207114) and on Form S-3 (File No. 333-154174).

/s/ Grant Thornton LLP
McLean, Virginia
March 30, 2016